ARTICLES OF AMENDMENT

DREYFUS PREMIER CALIFORNIA TAX EXEMPT BOND FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

> "SECOND: The name of the corporation (hereinafter called the 'corporation') is Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc."

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Dreyfus Premier California Tax Exempt Bond Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS PREMIER CALIFORNIA TAX EXEMPT BOND FUND, INC.

By: ______________________
John B. Hammalian
Vice President

WITNESS:

____
Janette E. Farragher
Assistant Secretary

CUST ID:0002068723
WORK ORDER:0001511761
DATE:01-03-2008 12:41 PM
AMT. PAID:$192.00

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